Exhibit 99.1
PROTECTIVE INSURANCE CORPORATION SPECIAL COMMITTEE OF BOARD OF DIRECTORS TO REVIEW CONTINGENT SALE AGREEMENT

CARMEL, Ind., May 5, 2020 – Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) (“Protective”) today announced that its Board of Directors has formed a special committee of independent directors (the “Special Committee”) to evaluate a Stockholder Support and Contingent Sale Agreement (the “Contingent Sale Agreement”) entered into by and among certain prospective third party purchasers (the “Offering Parties”), certain of Protective’s shareholders and the other parties thereto. Protective received notice of the Contingent Sale Agreement on April 23, 2020, the date of filing of amendments to Schedule 13Ds relating to the Class A Common Stock of Protective.

Subject to the satisfaction of certain conditions under the Contingent Sale Agreement, the Offering Parties may commence a tender offer to purchase all of the outstanding shares of Protective’s Class A Common Stock at a price per share of $18.30 per share (equal to 85% of Protective’s first quarter 2020 book value per share as reported by Protective on May 5, 2020).

The Special Committee is composed of John D. Nichols, Jr. (chair of the Special Committee), Steven J. Bensinger, Stuart D. Bilton, Otto N. Frenzel IV, David W. Michelson and James A. Porcari III. The Special Committee, in consultation with independent advisors, will carefully review and consider the Contingent Sale Agreement, including the circumstances under which a tender offer may occur. At the recommendation of the Special Committee, Protective’s Board of Directors today amended certain provisions of Protective’s Code of By-Laws to, among other things, provide that only the Board of Directors may call a special meeting of Protective’s shareholders. Protective does not intend to comment on or disclose further developments regarding the Special Committee’s evaluation unless and until it deems further disclosure is appropriate or required.

If the Offering Parties commence a tender offer, the Special Committee intends to advise shareholders of its position regarding such tender offer within 10 business days of when the Offering Parties commence it. In the event a tender offer is commenced, the Special Committee’s position will be made available to shareholders via a Schedule 14D-9 filing with the Securities and Exchange Commission (the “SEC”).

Protective shareholders that are not party to the Contingent Sale Agreement are advised to take no action at this time pending the review by the Special Committee of the Contingent Sale Agreement and any tender offer that may be commenced by the Offering Parties.

Skadden, Arps, Slate, Meagher & Flom LLP and Faegre Drinker Biddle & Reath LLP are serving as legal advisors to the Special Committee.

About Protective

Founded in 1930, Protective Insurance Corporation serves as the publicly-traded holding company for several property-casualty insurance subsidiaries including Protective Insurance Company, Sagamore Insurance Company and Protective Specialty Insurance Company. Through its subsidiaries, the Corporation provides liability and workers’ compensation coverage for trucking and public transportation fleets, along with trucking industry independent contractors. Protective Insurance Corporation is based in Carmel, Indiana. For more information, visit www.protectiveinsurance.com.
Investor Contact:  Media Contact:
John Barnett                 Steve Frankel or Joseph Sala
(317) 429-2554       Joele Frank, Wilkinson Brimmer Katcher
investors@protectiveinsurance.com(212) 355-4449

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Protective has commenced at this time. If a tender offer is commenced, Protective will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SHAREHOLDERS OF PROTECTIVE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of these documents (when they are filed and become available) free of charge at the SEC’s website at www.sec.gov.  Protective also will provide a copy of these materials without charge on its website at www.protectiveinsurance.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), including but not limited to statements regarding the Contingent Sale Agreement, the transactions contemplated thereunder, and the Special Committee’s actions related thereto.  Investors are cautioned that such forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, many of which are difficult to predict and generally beyond our control.  Investors are cautioned not to place undue reliance on these forward-looking statements.  Investors are also urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the factors that affect our business, including the “Risk Factors” set forth in our reports filed with the SEC from time to time. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof.  Factors that could contribute to these differences include, among other things: (i) general economic conditions, including weakness of the financial markets, prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; (ii) our ability to obtain adequate premium rates and manage our growth strategy; (iii) increasing competition in the sale of our insurance products and services resulting from the entrance of new competitors into, or the expansion of the operations of existing competitors in, our markets and our ability to retain existing customers; (iv) other changes in the markets for our insurance products; (v) the impact of technological advances, including those specific to the transportation industry; (vi) changes in the legal or regulatory environment, which may affect the manner in which claims are adjusted or litigated, including loss and loss adjustment expense; (vii) legal or regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; (viii) the impact of a downgrade in our financial strength rating; (ix) the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; (x) technology or network security disruptions or breaches; (xi) adequacy of insurance reserves; (xii) availability of reinsurance and ability of reinsurers to pay their obligations; (xiii) our ability to attract and retain qualified employees; (xiv) tax law and accounting changes; and (xv) legal actions brought against us.